Filed Pursuant to Rule 424(b)(5)

Registration No. 333-217094

PROSPECTUS SUPPLEMENT

(to Prospectus dated April 20, 2017)

This prospectus supplement supplements our prospectus supplement dated April 15, 2019 relating to our Equity Distribution Agreement with Canaccord Genuity LLC. Please see the “Explanatory Note” contained herein.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of the accompanying base prospectus, as well as the information under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, and in the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated June 14, 2019

EXPLANATORY NOTE

On April 12, 2019, we entered into an equity distribution agreement (the “Distribution Agreement”) with Canaccord Genuity LLC (“Canaccord”), providing for the sale from time to time of shares of our common stock, par value $0.0001 per share (“Common Stock”), having an aggregate offering price of up to $24,650,000 (the “Offering Amount”). Upon our delivery of a placement notice and subject to the terms and conditions of the Distribution Agreement, Canaccord would sell the common stock by methods deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the Securities Act), including sales made directly on the New York Stock Exchange American market, on any other existing trading market for the common stock or to or through a market maker other than on an exchange.

We are filing this prospectus supplement to inform investors that we and Canaccord have terminated the Distribution Agreement, effective June 13, 2019.